Exhibit 99.1
Corporate Media Contact:
Thea Lavin
Schwartz Communications, Inc.
415-512-0770
artes@schwartz-pr.com
Investor Relations Contact:
Cheryl Monblatt Allen
Artes Medical, Inc.
858-550-9999
callen@artesmedical.com
ARTES MEDICAL REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS;
ANNOUNCES NEW INITIATIVES TO INCREASE SALES FORCE, TRAINING OF PHYSICIANS
AND CONSUMER AWARENESS
     SAN DIEGO, CA, November 13, 2007 — Artes Medical, Inc. (Nasdaq: ARTE), a medical technology company whose product ArteFill is the first and only FDA-approved non-resorbable injectable dermal filler for the correction of “smile line” wrinkles, today reported financial results for the three and nine months ended September 30, 2007.
     The Company also announced a number of significant strategic initiatives intended to significantly expand the Company’s sales force, the number of physicians trained on the use of ArteFill, and additional programs to increase awareness and demand from consumers.
     Revenues for the third quarter were $6.7 million, which included $1.2 million in ArteFill product sales and $5.5 in revenue from BioForm Medical, Inc. in lieu of future royalty obligations. Revenues for the nine months ended September 30, 2007 totaled $10.9 million, which includes $4.7 million of ArteFill product sales and $6.2 million of license revenue.
     The Company reported a net loss of $3.7 million ($0.22 per share) for the three months ended September 30, 2007, compared to a net loss of $4.4 million for the comparable three months in 2006. The net loss for the nine months ended September 30, 2007 was $16.9 million ($1.03 per share) compared to a net loss of $18.6 million for the nine months ended September 30, 2006. The results for the three and nine months ended September 30, 2007 reflect the Company’s transition from development stage activities in 2006 to commercial operations in 2007.
     The Company believes that product sales in the third quarter were impacted by the seasonality of the aesthetics industry as many doctors and their patients take vacations during the summer months. Product sales also reflect the impact of the Company’s relatively small sales force which limited its initial physician-centric outreach during the quarter.
New Marketing Initiatives

     The Company announced a series of strategic marketing initiatives to accelerate the growth and acceptance of ArteFill. These initiatives include immediate steps to expand the size of the sales force along with advertising, public relations and online initiatives to reach out directly to consumers:
•	Expansion of Sales Force: Plans are underway to increase the number of the Company’s sales representatives from the current 21 sales representatives to 30 sales representatives by the end of this year. With these 30 sales representatives, the Company expects to train 1,000 physicians by the end of 2007. Continued sales force expansion to 60 sales representatives by the second quarter of 2008 will enable the company to train over 1,800 physicians by the end of 2008.

•	Increased Training of Physicians: Over 1,100 physicians have opened accounts with Artes Medical in order to offer ArteFill to their patients. Over 800 board certified dermatologists, plastic surgeons, and cosmetic surgeons have completed their ArteFill training, surpassing the original target of 600 trained physicians by the end of 2007.

•	Accelerated Direct Marketing Initiatives: The Company’s direct marketing initiatives include online marketing such as a partnership with iVillage, the #1 women’s community website which is viewed by more than 17 million visitors per month. In addition, the Company has placed focused regional print advertising in key publications within major metropolitan markets, including the New York Times: “T” Magazine, which is an insert that reaches 1.7 million readers.
Other Developments
•	The reorder rate for ArteFill is increasing over time. The ArteFill reorder rate is highest among the physicians who have the longest experience with the product, and increases the longer a physician has used ArteFill in his or her medical practice. Of those physicians who were trained, and who placed their first order in the Company’s first month of launch, February 2007, 85% of these physicians have reordered. On the average, physicians are increasing their order sizes with each reorder, demonstrating an accelerating uptake of the product within their practices.

•	The Company’s 5-year safety and efficacy data is contained in an article which has been accepted and is expected to be published by the end of 2007 in the peer-reviewed publication, Journal of Dermatologic Surgery “Filler Issue”. ArteFill’s 5-year safety and efficacy data was also presented by key opinion leaders at The 21st World Congress of Dermatology held in Buenos Aires, Argentina; the 34th Annual Scientific Meeting of the American Society for Dermatologic Surgery (ASDS) in Chicago, IL; NYC Aging Face Conference in New York City; and The American Society of Plastic Surgeons (ASPS) “Plastic Surgery 2007” in Baltimore, Maryland.

•	Additional clinical studies are underway. Studies have begun to help both physicians and patients understand more about ArteFill, and to help support the patient’s decision to be treated with ArteFill. A 1,000-patient long-term study to generate additional safety and efficacy data began in August 2007. A head-to-head clinical comparison with temporary dermal fillers Radiesse and Restylane has been initiated by Stacy R. Smith, M.D., President, Therapeutics Clinical Research, Assistant Clinical Professor of Dermatology, University of California San Diego, Division of

Dermatology. Artes Medical has provided an unrestricted clinical research grant to Dr. Smith. He will be assessing longevity of wrinkle correction, safety profiles, and patient preference over a 24-month period.

•	The Company’s Board of Directors has been further strengthened with the recent addition of Beverly Huss and Robert Sherman to the Board. Beverly Huss has over 20 years of experience in medical device research and development, and has experience both as an operating executive in the medical device industry and as a public company director. The second new Board member is Robert Sherman, who has more than 30 years of advertising sales and agency experience and expertise as a high profile media executive in the traditional and new media.
     “We intend to build upon ArteFill’s competitive advantage as the only FDA-approved non-resorbable injectable dermal filler for the correction of wrinkles known as smile lines or nasolabial folds,” said Diane S. Goostree, President and Chief Executive Officer. “Our larger sales force and growing consumer outreach will allow us to educate physicians and consumers about the significant differences and advantages of ArteFill compared to temporary fillers.”
Financial Results
     The Company reported total revenues of $6.7 million for the three months ended September 30, 2007, which included ArteFill product sales of $1.2 million and $5.5 million in revenues from BioForm Medical, Inc., in lieu of future royalty obligations. For the nine months ended September 30, 2007, the Company reported total revenues of $10.9 million, which includes $4.7 million of ArteFill product sales and $6.2 million of license revenue.
     The Company reported a net loss of $3.7 million for the three months ended September 30, 2007; a decrease of $0.7 million compared to the three months ended September 30, 2006 of $4.4 million. Net loss for the nine months ended September 30, 2007 was $16.9 million, a decrease of $1.7 million over the nine months ended September 30, 2006 of $18.6 million. Gross profit for the three and nine months ended September 30, 2007 was $3.7 million and $4.1 million, respectively. Total operating expenses for the three months ended September 30, 2007 were $7.4 million, an increase of $2.8 million over the three months ended September 30, 2006 operating expenses of $4.6 million. Total operating expenses for the nine months ended September 30, 2007 were $21.5 million, an increase of $4.3 million over the nine months ended September 30, 2006 operating expenses of $17.2 million. The increase in operating expenses for both the three and nine months ended September 30, 2007 compared to the similar periods in 2006 was primarily due to the Company’s transition from development stage activities in 2006 to commercial operations in 2007.
     Cash, cash equivalents and short-term investments were $23.0 million as of September 30, 2007, which exclude the $5.5 million pre-payment from BioForm Medical, Inc. of future royalty obligations to the Company.

Conference Call and Webcast Information
     Artes Medical will host a webcast and conference call today, November 13, 2007 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss the financial results. The dial-in numbers are (866) 700-7477 for domestic callers, and (617) 213-8840 for international callers. The passcode for both domestic and international callers is 61763260. A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.artesmedical.com. Participating in the call will be Diane S. Goostree, President and Chief Executive Officer, and Peter C. Wulff, Executive Vice President and Chief Financial Officer.
     After the live webcast, the call will remain available on Artes Medical’s web site for at least 30 days following the presentation. In addition, a telephonic replay of the call will be available for 7 days. The replay dial-in numbers are (888) 286-8010 for domestic callers, and (617) 801-6888 for international callers. The passcode for both domestic and international callers is 81923092.
About ArteFill®
ArteFill is the first and only FDA-approved non-resorbable injectable dermal filler for the correction of wrinkles known as smile lines or nasolabial folds. The unique microspheres in ArteFill are not absorbed by the body and therefore provide the first-of-its-kind permanent support for long-lasting wrinkle correction in one to two treatments.
ArteFill was approved by the FDA in October 2006 based on data from the Company’s 12-month controlled, randomized, double-masked, multi-center U.S. clinical trial, which compared outcomes for patients treated with ArteFill with those of patients treated with the leading bovine collagen-based filler. At the 6-month evaluation, which was the primary efficacy evaluation period for the clinical trial, the wrinkle correction in patients treated with ArteFill persisted and showed statistically significant improvement compared to the wrinkle correction in the patients treated with the collagen control, who returned to their pretreatment status. The ArteFill patients were also evaluated one year after treatment, demonstrating continued safety and wrinkle correction.
In February 2007, the Company announced it completed a 5-year follow-up study of 145 patients who were treated with ArteFill in the Company’s U.S. clinical trial. In addition to demonstrating the safety profile of ArteFill, the study showed statistically significant (p<0.001) improvement in patient wrinkle correction five years after the patient’s last ArteFill treatment, and a statistically significant (p=0.002) improvement in wrinkle correction at the 5-year point compared to the 6-month evaluation period. As part of the study, physician investigators and patients were asked to provide their assessment of ArteFill treatment. Over 90% of the physician assessments were either “completely successful” or “very successful;” and over 90% of the patient assessments were either “very satisfied” or “satisfied.” In March 2007, the Company submitted the data from the study to the FDA for review in order to enhance the product labeling for ArteFill.
An ArteFill Skin Test is required before initial treatment. The most common adverse events associated with ArteFill treatment, similar to those observed with other dermal fillers, are lumpiness, persistent swelling or redness and increased sensitivity at the injection site.
ArteFill is a proprietary formulation comprised of polymethylmethacrylate, or PMMA, microspheres and bovine collagen, and is the only PMMA-based injectable product that has been approved by the FDA for the treatment of facial wrinkles. Artes Medical is the sole manufacturer of ArteFill, which is only available in the United States through Artes Medical, and Artes Medical has not entered into distribution or licensing arrangements with any third party for the distribution or sale of ArteFill, or any other PMMA-based dermal filler, outside the United States.
About Artes Medical, Inc.
     Artes Medical is a medical technology company focused on developing, manufacturing and commercializing a new category of aesthetic injectable products for the dermatology and plastic surgery markets. The Company’s initial product, ArteFill, is being marketed to men and women as a treatment option for the correction of nasolabial folds. There were approximately two million dermal filler procedures in the U.S. in 2006, an increase of 25% over the prior year, according to the American Society for Aesthetic Plastic Surgery, or ASAPS. Additional information about Artes Medical and ArteFill is available at www.artesmedical.com and www.artefill.com.
Forward-Looking Statements
     This news release may contain forward-looking statements that are based on the Company’s current beliefs and assumptions and on information currently available to its management. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. As a result of these risks, uncertainties and other factors, which include the Company’s history of net losses, its reliance on its sole FDA-approved product, ArteFill, its limited experience in commercializing ArteFill, its future receipt of FDA approval to enhance the product label for ArteFill to extend the efficacy period of ArteFill beyond six months and delays in the market acceptance of ArteFill, readers are cautioned not to place undue reliance on any forward-looking statements included in this press release. A more extensive set of risks and uncertainties is set forth in the Company’s SEC filings available at www.sec.gov. These forward-looking statements represent beliefs and assumptions only as of the date of this news release, and the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.
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Artes Medical® and ArteFill® are registered trademarks of Artes Medical, Inc.

ARTES MEDICAL, INC.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Product sales	$1,220	$—	$4,716	$—
License revenue	5,500	—	6,232	390

Total revenues	6,720	—	10,948	390

Cost of product sales	3,002		6,880

Gross profit	3,718	—	4,068	390
Operating expenses:
Research and development	1,541	1,219	3,709	5,698
Selling, general and administrative	5,868	3,401	17,765	11,463

Total operating expenses	7,409	4,620	21,474	17,161

Loss from operations	(3,691)	(4,620)	(17,406)	(16,771)
Interest income	310	201	1,181	503
Interest expense	(342)	(23)	(873)	(2,410)
Other income (expense), net	(10)	(8)	—	(39)

Loss before benefit for income taxes	(3,733)	(4,450)	(17,098)	(18,717)
Benefit for income taxes	51	48	151	148

Net loss	$(3,682)	$(4,402)	$(16,947)	$(18,569)

Historical net loss per common share:
Net loss per common share — basic and diluted	$(0.22)	$(0.75)	$(1.03)	$(3.25)

Weighted average shares — basic and diluted	16,493,767	5,894,903	16,444,915	5,714,139

(1)	On December 26, 2006, the Company closed its initial public offering. Immediately prior to the closing of the Company’s initial public offering, all outstanding shares of the Company’s preferred stock were converted into shares of common stock and warrants to purchase shares of common stock were exercised. The impact of the Company’s initial public offering on its common stock outstanding is as follows at December 31, 2006:

Capitalization summary upon closing of initial public offering:
Common stock issued and outstanding pre initial public offering	1,427,400
Initial public offering sale of common stock	5,290,000
Conversion of preferred stock upon initial public offering into common stock	9,367,512
Cash exercise of warrants to purchase common stock upon initial public offering	276,334

16,361,246

ARTES MEDICAL, INC.
Condensed Consolidated Balance Sheet
(in thousands)

	Sept. 30,	Dec. 31,
	2007	2006
	(unaudited)
Assets:
Cash, cash equivalents, and marketable securities	$22,981	$46,258
Accounts receivable	279	—
Inventory	6,546	4,761
Other current assets	6,258	406

Total current assets	36,064	51,425
Property and equipment, net	4,966	5,271
Intellectual property, net	2,683	3,578
Deposits and other assets	750	339

Total assets	$44,463	$60,613

Liabilities and stockholders’ equity:
Current liabilities	$10,607	$12,019
Long-term obligations	3,096	4,040
Deferred tax liability	1,226	1,368

Total liabilities	14,929	17,427

Total stockholders’ equity	29,534	43,186

Total liabilities and stockholders’ equity	$44,463	$60,613